Filed Pursuant to Rule 433

Registration No. 333-170196

November 29, 2011

Raytheon Company

Final Term Sheet

November 29, 2011

Issuer:	Raytheon Company

Format:	SEC Registered

Size:	$575,000,000

Maturity:	December 15, 2014

Coupon:	1.400%

Yield:	1.441%

Spread to Benchmark Treasury:	T+105 basis points

Benchmark Treasury:	UST 0.375% due November 15, 2014

Benchmark Treasury Price; Yield:	99-30+ ; 0.391%

Interest Payment Dates:	Semi-annually on June 15 and December 15, commencing June 15, 2012

Redemption Provision:	In whole or in part, at any time, at the Issuer’s option, at the greater of (i) 100% of the principal amount or (ii) discounted present value at the Treasury Rate plus 20 basis points

Price to Public:	99.879%

Trade Date:	November 29, 2011

Settlement Date:	December 6, 2011 (T+5)

Minimum Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

CUSIP:	755111 BV2

ISIN:	US755111BV23

Joint Book-Running Managers:	Citigroup Global Markets Inc. J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Credit Suisse Securities (USA) LLC RBS Securities Inc. Wells Fargo Securities, LLC

Senior Co-Managers:	Barclays Capital Inc. BNP Paribas Securities Corp. Credit Agricole Securities (USA) Inc. Deutsche Bank Securities Inc. Morgan Stanley & Co. LLC UBS Securities LLC

Co-Managers:	ANZ Securities, Inc. Scotia Capital (USA) Inc.

The closing will occur on December 6, 2011, which will be more than three U.S. business days after the date of pricing. Rule 15c6-1 under the Securities Exchange Act of 1934 generally requires that securities trades in the secondary market settle in three business days, unless the parties to a trade expressly agree otherwise. Purchasers who wish to trade notes on the date of pricing or the immediately succeeding date will be required, by virtue of the fact that the notes will settle in 5 business days, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement.

This pricing term sheet supplements the preliminary form of prospectus supplement issued by Raytheon Company on November 29, 2011 relating to its prospectus dated October 28, 2010.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, you may obtain a copy of the prospectus by contacting Citigroup Global Markets Inc. at 1-877-858-5407, J.P. Morgan Securities LLC at 212-834-4533, or Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322.